Exhibit 10.1

MATERIAL SCIENCES CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE 1992 OMNIBUS STOCK AWARDS PLAN FOR KEY EMPLOYEES

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is dated as of                      (the “Grant Date”) between Material Sciences Corporation, a Delaware corporation (the “Company”), and                      (“Employee”) and is entered into pursuant to the 1992 Omnibus Stock Awards Plan for Key Employees, as in effect on the date hereof (the “Plan”). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in paragraph 15.

1. Grant of Restricted Shares. Subject to the terms, conditions and restrictions set forth in the Plan and this Agreement, the Company hereby grants to Employee, pursuant to the Plan,              shares (as such number of shares may be adjusted pursuant to the terms of this Agreement, “Restricted Shares”) of the Company’s common stock, $.02 par value (the “Common Stock”).

2. The Restricted Shares.

(a) Employee shall not be required to pay for the Restricted Shares, except to the extent set forth in paragraph 5 hereof. The Company agrees to pay any original issue or transfer taxes incurred as a result of the award of the Restricted Shares.

(b) Except as otherwise provided herein, Employee shall have all of the rights of a shareowner with respect to the Restricted Shares (including the right to vote the Restricted Shares and the right to receive dividends with respect to the Restricted Shares), provided, however, that any cash dividends with respect to unvested Restricted Shares shall be automatically deferred and reinvested in additional Restricted Shares.

(c) All certificates representing the Restricted Shares shall have endorsed thereon the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A RESTRICTED STOCK AWARD AGREEMENT DATED AS OF                     , BETWEEN THE COMPANY AND THE REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR PURPORTED TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF SUCH RESTRICTED STOCK AWARD AGREEMENT SHALL BE NULL AND VOID.”

(d) The Restrictions (as defined herein) on Employee’s Restricted Shares shall lapse on the date on which Employee becomes vested in the Restricted Shares pursuant to Section 3 of this Agreement; provided, however, that if Employee is subject to Share Retention Guidelines (as defined herein), the Restrictions shall not lapse until Employee both has become vested in the Restricted Shares and one of the following events has occurred:

(i) Employee has satisfied the Share Retention Guidelines;

(ii) Employee has a Termination of Employment (as defined herein); or

(iii) Employee has an Unforeseeable Emergency (as defined herein) which cannot be satisfied from other resources reasonably available to Employee; provided, however, that in the event of an Unforeseeable Emergency, the Restrictions shall lapse only with respect to that number (rounded up to the nearest whole share) of Restricted Shares that Employee needs to satisfy such Unforeseeable Emergency.

The Committee (as defined herein) shall have the discretion to determine whether the Restrictions have lapsed. Any such determination shall be final and binding on the Company and Employee and shall not be subject to contest or challenge.

(e) After the Restrictions have lapsed, Employee may request the removal of the above described legend from certificates representing any Restricted Shares with respect to which the Restrictions have lapsed. Employee shall be entitled to such removal of the legend even if Employee, after having met the Share Retention Guidelines, fails on a subsequent date to meet the Share Retention Guidelines because of a change in the value of the Common Stock, a change in the Share Retention Guidelines or any other reason. Each certificate for Restricted Shares shall be registered in the name of Employee and deposited, together with a stock power endorsed in blank by Employee, with the Company.

(f) In the event the Company shall effect a merger, consolidation or other reorganization pursuant to which the outstanding shares of Common Stock shall be exchanged for other shares or securities of the Company or of another corporation which is a party to such merger, consolidation or other reorganization, the Company shall use its best efforts to provide in any agreement or plan which it enters into or adopts to effect any such merger, consolidation or reorganization that Employee shall receive in such merger, consolidation or reorganization, subject to substantially the same vesting requirements and Restrictions as set forth herein, the kind and number of shares or other securities of the Company or of such other corporation which would have been issuable to Employee in respect of the Restricted Shares owned by him immediately prior to the effective date of such merger, consolidation or reorganization if such Restricted Shares were not subject to the vesting requirements and Restrictions set forth herein. If the provision described in this paragraph has not been made with respect hereto by the date (the “Adjustment Date”) ten days prior to the scheduled effective date of any such merger, consolidation or other reorganization, then the Restrictions imposed by this Agreement shall thereupon lapse and Employee shall become fully vested in all of the Restricted Shares as of the Adjustment Date, provided that Employee is in Employment by the Company (as defined herein) as of the Adjustment Date.

(g) In the event that the Company shall effect a merger, consolidation or other reorganization pursuant to which the outstanding shares of Common Stock shall be exchanged for cash or upon the adoption of a plan of complete liquidation for the Company, then the Restrictions imposed by this Agreement shall thereupon lapse upon approval of such reorganization or plan of complete liquidation by the shareowners of the Company (the “Approval Date”) and Employee shall become fully vested in all of the Restricted Shares as of the Approval Date, provided that Employee is in Employment by the Company (as defined herein) as of the Approval Date.

3. Vesting.

(a) The Restricted Shares shall vest as follows:

(i) Provided that Employee remains continuously in Employment by the Company until the Vesting Date (as defined herein) and the sum of the after-tax net income per diluted share for the Company’s fiscal years ended February 28, 2007, February 29, 2008 and February 28, 2009, as shown on the Company’s audited financial statements, is at least equal to the Cumulative Target (as defined herein), Employee will become vested in the Restricted Shares on the Vesting Date. As soon as practicable after the completion of the Company’s audited financial statements for the Company’s fiscal year ended February 28, 2009, the Company shall determine the cumulative after-tax net income per diluted share for the Company’s fiscal years ended February 28, 2007, February 29, 2008 and February 28, 2009. Such determination by the Company shall be final and binding on the Company and Employee and shall not be subject to contest or challenge. For purposes of determining whether an employee has been continuously employed, any leave of absence for periods and purposes conforming to the personnel policies of the Company and approved by the Committee shall not be deemed to be an interruption of continuous service.

(ii) Subject to Paragraph 2(f) and (g) hereof, Employee will become vested in a Pro Rata Share (as defined herein) of the Restricted Shares upon the occurrence of a Vesting Event (as defined herein) provided that (A) Employee is actively employed by the Company on the effective date of such Vesting Event and (B) the Company is on track to meet the Cumulative Target at the end of the fiscal quarter coincident with or next preceding the Vesting Event (the “Fiscal Quarter”). The Company will be determined to be on track to meet the Cumulative Target if the sum of (y) the Company’s after-tax net income per diluted share equals or exceeds the Target (as defined herein), or, if applicable, the sum of the Targets, for the Company’s fiscal year(s) that ended prior to or coincident with the Fiscal Quarter and (z) if the Fiscal Quarter does not end on the last day of a fiscal year, the Company has earned a pro rata portion of the Target, as adjusted for seasonality and other factors if and to the extent the Committee deems appropriate, for the fiscal year which ends after the Fiscal Quarter. As soon as practicable after the completion of the Company’s audited financial statements for the Fiscal Quarter and any fiscal years ending prior to the Fiscal Quarter, the Company shall determine whether it is on track to meet the Cumulative Target, as set forth above. Such determination by the Company shall be final and binding on the Company and Employee and shall not be subject to contest or challenge. Any unvested Restricted Shares that do not become vested as hereinabove provided shall remain unvested, and concurrent with the effective date of Employee’s Termination of Employment, Employee shall forfeit all of the Restricted Shares. On such date, all such Restricted Shares shall be transferred to the Company without consideration.

(iii) In the event that Employee’s Employment by the Company is terminated for any reason other than death, Permanent Disability (as defined herein), Retirement (as defined herein) or termination by the Company without Cause (as defined herein), Employee’s rights to receive any unvested Restricted Shares shall remain unvested, and concurrent with the effective date of such termination of employment, Employee shall forfeit all of the Restricted Shares. On such date, all such Restricted Shares shall be transferred to the Company without consideration.

(b) Notwithstanding the foregoing, the Committee reserves the discretion to change the Targets and the Cumulative Target in the event of unforeseen events such as changes in law, regulations or rulings; changes in accounting principles or practices; or a merger, acquisition, divestiture or other significant transaction.

4. Transferability.

(a) Except as otherwise provided herein, Employee may not sell, transfer, assign, pledge or otherwise encumber (any such disposition or encumbrance being referred to herein as a “Transfer”) any of the Restricted Shares or the rights granted to Employee hereunder. Any Transfer or purported Transfer by Employee of any of the Restricted Shares or any of the rights granted to Employee hereunder except in accordance herewith shall be null and void for all purposes and respects.

(b) The Restricted Shares shall not be subject to execution, attachment or other process and no person shall be entitled to exercise any rights of Employee as the holder of such Restricted Shares by virtue of any attempted execution, attachment or other process until the Restrictions lapse as provided in this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Restricted Shares may be transferred (i) by law or pursuant to the laws of descent and distribution and (ii) by Employee to a “family member” of such Employee by gift or by domestic relations order. For purposes of this paragraph, “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Employee’s household (other than as a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or Employee) control the management of assets, and any other entity in which these persons (or Employee) own more than fifty percent of the voting interests. In the case of any transfer pursuant to this paragraph 4, this Agreement shall be interpreted such that the term “Employee” shall mean the transferring Employee and his or her family members that have received a transfer of Restricted Shares, it being agreed that all of the obligations of Employee hereunder shall be allocated as appropriate between the transferring Employee and his or her family members that have received a transfer of Restricted Shares.

5. Taxes.

(a) As a condition precedent to the receipt of any Restricted Shares hereunder, Employee agrees to pay to the Company at such times as the Company shall determine such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Employee recognizes as a result of the vesting in the Restricted Shares or as a result of Employee’s timely filing of an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Restricted Shares. Employee’s obligation under this paragraph shall remain with Employee notwithstanding any Transfer of Restricted Shares to a family member. The Committee shall have the power to withhold, or require Employee to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any Restricted Shares and/or any amount payable hereunder, and the Committee may defer such payment or issuance unless indemnified to its satisfaction.

(b) In the event that Employee does not timely file an election pursuant to Section 83(b) of the Code, Employee may elect to pay such amounts referred to in the preceding paragraph to the Company in Restricted Shares, in which case the number of Restricted Shares held by Employee under this Agreement shall be reduced by the number of Restricted Shares (rounded to the nearest whole share) having an aggregate value equal to such amounts to be withheld. For purposes of this paragraph, the value of a share of Common Stock shall be equal to the Fair Market Value (as defined herein) of the Common Stock on the date Employee’s rights to the Restricted Shares is vested, or if such a date is not a trading day on such exchange, the trading day immediately preceding such date. Any election described in this clause (b) must be made by Employee prior to the date on which the relevant tax obligation arises.

6. Registration. The Company’s obligation to deliver Restricted Shares hereunder is subject to the condition that if at any time the Committee shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

7. Employment Relationship. In no event shall the granting of the Restricted Shares or the other provisions hereof or the acceptance of the Restricted Shares by Employee interfere with or limit in any way the right of the Company to terminate Employee’s employment at any time, nor confer upon Employee any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation.

8. Descriptive Headings; Interpretation of Agreement. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. This Agreement is intended to be consistent with the Plan, and it shall be interpreted consistently with that intent. Any questions which arise in connection with the interpretation or performance of this grant shall be resolved by the Committee in its sole and absolute discretion.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Employee or Transfer of Restricted Shares in accordance herewith, acquire any rights hereunder.

10. Further Assurances. The parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement.

11. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given when personally delivered or five (5) business days after deposit in the United States Post Office, by certified mail with postage and fees prepaid, return receipt requested. Notices shall be addressed, in the case of Employee, to the address set forth below his or her signature on the signature page hereto and in the case of the Company, to it at its principal executive office, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

12. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

13. Governing Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company and its shareowners. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws (and not the laws of conflicts) of the State of Illinois.

14. Termination. This award shall be null and void unless Employee shall accept the same below and return this executed stock award agreement to the Secretary of the Company at its office in Elk Grove Village, Illinois, within thirty (30) days of the date this executed stock award agreement is delivered to Employee.

15. Certain Definitions. As used herein, the following terms have the following meanings:

(a) “Affiliate” means a corporation which is a “parent corporation” or a “subsidiary corporation” of the Company, as such terms are defined in subsections (e) and (f) of Section 424 of the Code, and any corporation, or a “parent corporation” or “subsidiary corporation” of such corporation, assuming this grant or substituting a new grant in lieu thereof, in a transaction to which Section 424(a) of the Code shall apply. The term “subsidiary corporation” shall also include partnerships, joint ventures, and limited liability companies of which the Company owns an interest of fifty percent (50%) or more.

(b) “Cause” with respect to the termination of Employee’s Employment by the Company, means (i) the willful and continued failure by Employee to perform substantially Employee’s duties to the Company (other than any such failure resulting from Employee’s Permanent Disability) within a reasonable period of time after a written demand for a substantial performance is delivered to Employee by the Company which demand specifically identifies the manner in which the Company believes that Employee has not substantially performed Employee’s duties; or (ii) the willful misconduct by Employee in the performance of Employee’s duties to the Company or the willful engaging by Employee in conduct which, in either case, is illegal or materially injurious to the Company monetarily or otherwise.

(c) “Committee” means the Company’s Compensation, Organization and Corporate Governance Committee or any successor committee thereto.

(d) “Cumulative Target” means the cumulative target set by the Committee for the fiscal years covered by this Agreement.

(e) “Employment by the Company” shall mean employment by the Company or an Affiliate.

(f) “Fair Market Value” means the last reported sale price of Common Stock on the principal securities exchange on which shares of the Common Stock are then listed.

(g) “Permanent Disability” means an illness, accident or other condition which entitles Employee to benefits under a permanent disability program of the Company or an Affiliate.

(h) “Pro Rata Share” means the lesser of (1) a fraction, (A) whose numerator is equal to the after-tax net income per diluted share for the period beginning March 1, 2006 and ending on the fiscal quarter coincident with or next preceding the Vesting Event, and (B) whose denominator is equal to the Cumulative Target and (2) a fraction, (A) whose numerator is equal to the number of whole or partial calendar months which have elapsed from March 1, 2006, and (B) whose denominator is 36.

(i) “Restrictions” means the restrictions on the Transfer, attachment, garnishment or other process with respect to the Restricted Shares that are described in Paragraph 4 of this Agreement.

(j) “Retirement” means the termination of Employee’s Employment by the Company after the Employee has attained the age of sixty five (65), other than a termination by the Company or an Affiliate for Cause.

(k) “Sale of the Company” means any transaction or series of transactions pursuant to which any person(s) or entity(ies) in the aggregate acquire(s) (i) capital stock of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect a majority of the Company’s Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock, shareholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

(l) “Share Retention Guidelines” means such guidelines adopted by the Committee regarding equity ownership by Employees as are in effect from time to time. The Share Retention Guidelines in effect on the Grant Date are set forth in Exhibit A, attached hereto.

(m) “Target” means the target set by the Committee for a single fiscal year covered by this Agreement.

(n) “Termination of Employment” means Employee ceasing to be in Employment by the Company for any reason whatsoever, including without limitation, Employee’s death, Permanent Disability, discharge or resignation.

(o) “Unforeseeable Emergency” means a severe financial hardship of Employee resulting from an illness or accident of Employee, Employee’s spouse, or Employee’s dependent (as defined in section 152(a) of the Code); loss of Employee’s principal residence due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee.

(p) “Vesting Date” means the date on which the Company’s audited financial statements for the fiscal year ending February 28, 2009 are issued.

(q) “Vesting Event” means a Sale of the Company or the termination of Employee’s Employment by the Company due to death, Permanent Disability, Retirement or termination by the Company without Cause.

MATERIAL SCIENCES CORPORATION

By:
Name:	Clifford D. Nastas
Title:	Chief Executive Officer

Accepted this              day of

                    , 2006

Employee

Address:

Exhibit A

SHARE RETENTION GUIDELINES

Following are the share retention guidelines for officers and employees of Material Sciences Corporation in effect as of June 1, 2006. These guidelines may be amended or terminated, in whole or in part, at any time by the Compensation, Organization and Corporate Governance Committee or any successor committee thereto:

Chief Executive Officer: Five (5) times base salary

Other Officers: Two (2) times base salary

All other employees: None

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